Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A No. 333-180388), as amended by Amendment No. 1 thereto, and related Prospectus of The AES Corporation for the registration of $1,000,000,000 of 7.375% Senior Notes due 2021 and to the incorporation by reference therein of our report dated February 24, 2012 (except for the impact of the matters discussed in Note 1 and Note 15 pertaining to the adoption of ASU 2011-05, Note 16 pertaining to segment and geographic information and Note 22 pertaining to discontinued operations, as to which the date is June 26, 2012), with respect to the consolidated financial statements and schedules of The AES Corporation for the year ended December 31, 2011 included in its Current Report on Form 8-K filed on June 26, 2012, and our report dated February 24, 2012, with respect to the effectiveness of internal control over financial reporting of The AES Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
McLean, Virginia
June 26 , 2012